Exhibit 99.1

EMPIRE STATE REALTY TRUST, INC. ANNOUNCES PATRICIA S. HAN TO JOIN BOARD OF DIRECTORS

New York, New York, September 24, 2019 — Empire State Realty Trust, Inc. (NYSE:ESRT), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that Patricia S. Han has joined its Board of Directors, effective September 25, 2019.

Ms. Han is the Chief Executive Officer of Daily Burn, Inc., a leading fitness tech brand, where she has been Chief Executive since June 2017. Daily Burn is an operating business of IAC. From 2013 to 2017, Ms. Han served as Chief Product Officer at IAC’s Dotdash (formerly About.com), one of the top twenty largest content publishers on the Internet. In 2012 and 2013, she served as the Senior Vice President of Product Management at WebMD LLC, one of the most trusted health brands on the web. Previously, Ms. Han held senior roles at DailyCandy, LLC, a pioneer in e-mail lifestyle newsletters, where she served as Vice President of Product Development and General Manager of Commerce from 2009 to 2012.

Her professional experience includes serving as Vice President of Product Development at a variety of technology start-ups including Vindigo, Inc. (2000 to 2006) and Rave Wireless Inc. (2006 to 2007), and as Senior Web Producer for Juno Online Services (1998 to 2000). Ms. Han is credited with building some of the first widely-adopted mobile applications, including those for The New York Times and MapQuest. She earned her Bachelor of Arts in 1993 from Cornell University.

“Tricia adds valuable perspective as a member of our Board of Directors, with extensive experience in areas which are critical to the development of our business,” said Anthony E. Malkin, Empire State Realty Trust’s Chairman and Chief Executive Officer. “We are pleased and excited to welcome her to Empire State Realty Trust.”

Ms. Han added, “I am delighted to join Empire State Realty Trust’s Board of Directors and such an accomplished leadership team.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of June 30, 2019, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond ESRT’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, a failure of conditions or performance regarding any event or transaction described above, regulatory changes, and other risks and uncertainties described from time to time in ESRT’s filings with the SEC. Except as may be required by law, ESRT does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Media

Sard Verbinnen & Co.

Liz Zale

212-687-8080

# # #